Exhibit 99.1
NEWS RELEASE FOR MAY 4, 2011 AT 4:10 PM ET

Contact:	William R. Abbott Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS FIRST QUARTER 2011 RESULTS
IRVINE, CA, MAY 4, 2011
     Cardiogenesis Corporation (OTCQB: CGCP), a leading developer of surgical products used in the treatment of diffuse coronary artery disease, today reported financial results for its first quarter ended March 31, 2011.
     Revenue for the first quarter of 2011 was $3,053,000, a 6% decrease from prior year first quarter revenue of $3,233,000. The company reported a net loss of $433,000, or $0.01 per basic and diluted share, in the first quarter of 2011 as compared with net loss of $18,000, or $0.00 per basic and diluted share, in the prior year first quarter.
     “We posted a solid performance for the first quarter of 2011 with product revenues in excess of $3.0 million dollars. In addition, we completed our preclinical work at the Texas Heart Stem Cell Center which included bone marrow compatibility testing as well as a large animal safety study for the PHOENIX™ System,” said Cardiogenesis Executive Chairman Paul McCormick. “On March 29th, we announced the signing of a definitive agreement to be acquired by Cryolife Inc. in an all cash transaction valued at approximately $22 million. The transaction is expected to close before the end of the second quarter.”
     Handpiece revenue for the first quarter of 2011 increased slightly to $2,235,000 as compared to $2,230,000 in the 2010 first quarter. Laser revenue in the first quarter of 2011 totaled $540,000, a decrease of $174,000 from the first quarter of 2010.
     Gross margin was 86% of net revenue for the first quarter of 2011, a two percentage point increase from the first quarter of 2010. Gross profit decreased by $82,000, or 3%, to $2,623,000 for the first quarter of 2011 as compared with $2,705,000 for the 2010 first quarter
     Research and development expenses of $521,000 in the quarter ended March 31, 2011 increased $233,000, or 81%, compared with $288,000 in the quarter ended March 31, 2010.
     Sales and marketing expenses of $1,357,000 in the quarter ended March 31, 2011 decreased by 374,000, or 22%, compared to first quarter 2010 expenses of $1,731,000.
     General and administrative expenses for the quarter ended March 31, 2011 totaled $1,174,000 as compared to $699,000 during the quarter ended March 31, 2010.
Upcoming Communications/Special Meeting of Shareholders
     Cardiogenesis will not be hosting an investor conference call associated with the first quarter results and the filing of its Report on Form 10-Q with the SEC for the quarter ended March 31, 2011. Cardiogenesis will be holding a special meeting of its shareholders, which will be held at 8:30 a.m., Pacific, on Monday, May 16, 2011. At the special meeting of shareholders, Cardiogenesis’ shareholders will vote on the proposal to approve and adopt Cardiogenesis’ Agreement and Plan of Merger with CryoLife, Inc. and CL Falcon, Inc., a wholly-owned subsidiary of CryoLife. If the proposal to adopt the merger agreement is approved by the requisite number of holders of Cardiogenesis’ common stock, Cardiogenesis anticipates that the closing of the merger will occur before the end of its second fiscal quarter. Cardiogenesis’ shareholders are encouraged to read the definitive proxy statement relating to the merger in its entirety as it provides, among other things, a detailed discussion of the process that led to execution of the merger agreement.
About Cardiogenesis Corporation
     Cardiogenesis specializes in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Our market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit our website at www.cardiogenesis.com.
Safe Harbor Statement
This press release contains forward-looking statements. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: the approval of the merger with CryoLife by the Company’s shareholders and the ability to close the transaction in a timely manner; any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
Additional Information about the Transaction and where to Find It
     A definitive proxy statement of Cardiogenesis and other materials will be filed with the SEC. Investors and shareholders may obtain a free copy of the definitive proxy statement and other documents filed by Cardiogenesis with the SEC at the SEC’s website at www.sec.gov.
     The definitive proxy statement and such other documents are also available for free on Cardiogenesis’ website at www.cardiogenesis.com under “Investors/SEC Filings” or by directing such request to Investor Relations, Cardiogenesis Corporation at (949) 420-1827.
     Cardiogenesis and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of Cardiogenesis’ participants in the solicitation is set forth in Cardiogenesis’ proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the definitive proxy statement relating to the proposed transaction.